EXHIBIT 99.2
HUMAN GENOME SCIENCES, INC.
NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
1. Purpose
     Human Genome Sciences, Inc., a Delaware corporation (the “Company”), hereby establishes this Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan (the “Plan”) for the benefit of Non-Employee Directors of Human Genome Sciences, Inc. The Plan is intended to advance the interests of the Company by providing the Non-Employee Directors with additional incentive to serve the Company by increasing their proprietary interest in the success of the Company.
     The Plan enables Non-Employee Directors to elect to receive shares of Common Stock of the Company in lieu of cash fees otherwise payable to such directors for their services on the Board.
2. Definitions
     Under this Plan, except where the context otherwise indicates, the following definitions apply:
     (a) “Account” means a bookkeeping reserve account to which Stock Units are credited on behalf of Non-Employee Directors.
     (b) “Award” means a share of Common Stock or Stock Unit granted under this Plan.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cash Fee” means cash fees payable to eligible Directors from time to time for their continued service on the Board or for attendance at meetings of the Board or of any committee of the Board.
     (e) “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Code section 409A:
     (i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities;
     (ii) A majority of the members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board of directors prior to the initiation of the replacement; or
     (iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of fifty percent (50%) or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.
     (f) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
     (g) “Committee” means the Employee Benefits Plans Committee or such other committee duly appointed by the Board from time to time to administer the Plan.
     (h) “Common Stock” means the Company’s common stock, par value $.01 per share.

     (i) “Company” means Human Genome Sciences, Inc., a Delaware corporation.
     (j) “Deferred Stock Election” means a written election made in accordance with the provisions of Section 6 to defer receipt of the Non-Employee Director’s Cash Fee until his or her Termination Date.
     (k) “Director” means a member of the Board.
     (l) “Effective Date” means the date on which the Plan becomes effective pursuant to Section 12(d).
     (m) “Election” or “Elections” mean a Stock Election and/or a Deferred Stock Election.
     (n) “Fair Market Value” means, with respect to a share of Common Stock for any purpose on a particular date, the value determined by the Plan Administrator in good faith. However, if the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and listed for trading on a national exchange or market, “Fair Market Value” means, as applicable, (i) the closing price on the relevant date as quoted on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading; (ii) the last sale price on the relevant date quoted on the Nasdaq Global Market; (iii) the average of the high bid and low asked prices on the relevant date quoted on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Inc. or a comparable service as determined in the Plan Administrator’s discretion; or (iv) if the Common Stock is not quoted by any of the above, the average of the closing bid and asked prices on the relevant date furnished by a professional market maker for the Common Stock, or by such other source, selected by the Plan Administrator. For all purposes under the Plan, the term “relevant date” as used in this definition of Fair Market Value means the date as of which Fair Market Value is to be determined. If no public trading of the Common Stock occurs on the relevant date, then Fair Market Value shall be determined as of the next preceding date on which trading of the Common Stock does occur.
     (o) “Incumbent Director” means a person who is a Non-Employee Director prior to and on the Effective Date.
     (p) “Initial Plan Year” means the first Plan Year commencing on the Effective Date.
     (q) “New Director” means a person who (i) is first elected or appointed as a Non-Employee Director on or after the Effective Date, or (ii) first becomes a Non-Employee Director on or after the Effective Date.
     (r) “Non-Employee Director” means a Director of the Company who, at the time of his or her service, is not an employee of the Company or any direct or indirect subsidiary of the Company.
     (s) “Payment Date” means the date on which a Cash Fee is payable, without regard to any Stock Election or Deferred Stock Election respecting such Cash Fee.
     (t) “Plan” means this Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan.
     (u) “Plan Administrator” means the Board or the Committee, as the case may be.
     (v) “Plan Year” shall be the twelve-month period coinciding with the calendar year; provided, however, that the first Plan Year shall be a shorter period commencing on the Effective Date and ending on December 31, 2007.
     (w) “Stock Award” means the issuance of shares of Common Stock in lieu of payment of a Cash Fee.
     (x) “Stock Election” means a written election made in accordance with the provisions of Section 6 to receive payment of the Non-Employee Director’s Cash Fee in the form of shares of Common Stock.
     (y) “Stock Unit” means the Company’s unfunded promise to deliver one share of Common Stock upon a specified future event.
     (z) “Termination Date” means the date on which a Non-Employee Director ceases to serve as a member of the Board.
3. Administration
     The Plan Administrator shall have full authority to administer the Plan. This authority includes, without limitation, authority to interpret and construe any provision of the Plan and the terms of any Award granted under it. This authority also includes the authority, as the Plan Administrator may deem necessary or advisable, to adopt such rules, regulations, agreements, guidelines and instruments for administering the Plan and for conducting the Plan Administrator’s business. If a Committee is the Plan Administrator, a majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of those members present at any meeting at which a quorum is present shall decide any question brought before that meeting. In lieu of a meeting, the Committee may take action by unanimous written consent. Decisions of the Plan Administrator shall be final and binding on all parties. Notwithstanding the above, the selection of Non-Employee Directors to whom Awards are to be granted and the number of shares of Common Stock granted or the number of shares of Common Stock subject to any Stock Unit shall be as provided in this Plan, and the Plan Administrator shall have no discretion as to such matters. To the maximum extent permitted by law, no member of the Plan Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award. To the maximum extent permitted by law and by the Company’s charter and bylaws, the members of the Plan Administrator shall be indemnified by the Company in respect of all their activities under the Plan.
4. Stock Reserved for the Plan
     Subject to adjustments as provided in Section 8, an aggregate of 150,000 shares of Common Stock may be issued with respect to Awards granted under the Plan. The Company shall reserve for issuance pursuant to this Plan such number of shares of Common Stock as may from time to time be granted or subject to Awards hereunder. Shares of Common Stock issued pursuant to this Plan may, in the discretion of the Board, be authorized and unissued shares, shares purchased on the open market, or shares from any other proper source.
5. Elections Regarding Cash Fees
     (a) Electing Equity in Lieu of Cash. Each Non-Employee Director shall be permitted to make for each Plan Year with respect to all or any portion of the Cash Fees payable during such Plan Year, a Stock Election pursuant to Section 5(b) and/or a Deferred Stock Election pursuant to Section 5(c) in accordance with such rules as the Plan Administrator may establish in addition to the rules set forth in Section 6.
     (b) Stock Election. For each Plan Year with respect to which a Non-Employee Director has a valid Stock Election in force, the Non-Employee Director will receive Stock Awards in lieu of cash payment of the applicable Cash Fee. For each Stock Award, the Non-Employee Director shall be issued, on each Payment Date during such Plan Year and in lieu of cash payment of the applicable Cash Fee, a number of shares of Common Stock equal to the quotient obtained by dividing (i) the dollar amount of the Cash Fee payable to the Non-Employee Director on such Payment Date and subject to the Stock Election by (ii) the Fair Market Value of one share of Common Stock on the applicable Payment Date; provided, however, that the number of shares of Common Stock shall be rounded downward to the nearest whole share such that no fractional share shall be issued and the dollar value of any such fractional share shall be paid in cash.
     (c) Deferred Stock Election. For each Plan Year with respect to which a Non-Employee Director has a valid Deferred Stock Election in force, the Company will credit to the Non-Employee Director’s Account, on each Payment Date during such Plan Year and in lieu of cash payment of the applicable Cash Fee, a number of Stock Units equal to the quotient, rounded to three decimal places, obtained by dividing (i) the dollar amount of the Cash Fee payable to the Non-Employee Director on such Payment Date and subject to the Deferred Stock Election by (ii) the Fair Market Value of one share of Common Stock on the applicable Payment Date. Stock Units will be settled in shares of Common Stock upon the Non-Employee Director’s Termination Date. In no event may settlement occur prior to such Termination Date. Upon settlement, the Company shall issue to the director, or the director’s estate as applicable, a number of shares of Common Stock equal to the whole number of Stock Units then credited to the director’s Account; any fractional Stock Units will be settled in cash. The crediting of Stock Units to a Non-Employee Director’s Account shall not entitle the Director to voting or other rights as a stockholder until shares of Common Stock are issued upon settlement, but shall entitle the director to receive dividend equivalents under Section 7. A Non-Employee Director’s Account and any Stock Units credited thereto may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

     (d) Vesting. Shares of Common Stock paid to a Director and Stock Units credited to a Director’s Account in lieu of Cash Fees will be fully vested at all times.
6. Election Procedures
     (a) Default Election. If a Non-Employee Director does not have a valid Stock Election or Deferred Stock Election in effect on the Payment Date, the Director’s Cash Fee will be paid in cash.
     (b) Election Timing Rules. Elections shall be made by filing with the Secretary of the Company a written notice in such form as the Plan Administrator shall prescribe in accordance with the following rules:
     (i) Initial Plan Elections. For the Initial Plan Year, Incumbent Directors must make their Elections by March 31, 2007. Such Elections shall apply to Cash Fees that are earned after the written notice is received by the Secretary of the Company.
     (ii) Elections by New Directors. Each New Director may, within 30 days after becoming a Non-Employee Director, make Elections with respect to Cash Fees payable during the Plan Year in which the Director first becomes a Non-Employee Director. Such Elections shall apply to Cash Fees that are earned after the written notice is received by the Secretary of the Company.
     (iii) Subsequent Elections; Modification of Elections. A Non-Employee Director may not modify or revoke an Election with respect to Cash Fees payable during a Plan Year once the Plan Year commences. Elections will remain in effect from year to year unless modified prospectively by the Non-Employee Director for a subsequent Plan Year. A Non-Employee Director may modify or revoke an existing Election, or make a new Election, for any subsequent Plan Year by filing a new written notice with the Secretary of the Company by December 1st of the year preceding the Plan Year for which the modification, revocation, or new Election is to become effective.
7. Dividend Equivalents
     If the Company declares a cash dividend payable to the holders of its Common Stock, then, on the dividend payment date, each Non-Employee Director who has Stock Units credited to the Director’s Account on the record date for such dividend will be credited with dividend equivalents, in the form of additional Stock Units, equal to the quotient, rounded to three decimal places, determined by dividing (a) the product of (i) the amount of cash dividend per share of Common Stock multiplied by (ii) the number of whole Stock Units credited to the Non-Employee Director’s Account as of the record date, by (b) the Fair Market Value of a share of Common Stock on the dividend payment date. If the Director’s Stock Units have been settled after the record date but prior to the dividend payment date, any Stock Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date.
8. Adjustments and Change-in-Control Transactions
     (a) Capital Adjustments. Subject to any required action by the Company (which shall be promptly taken) or its stockholders, and subject to the provisions of the Delaware General Corporation Law, if the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or other increase or decrease in the outstanding shares of Common Stock is effected without receipt of consideration by the Company occurring after the date of grant of an Award, a proportionate and appropriate adjustment shall be made in the number of shares of Common Stock underlying the Awards, so that the proportionate interest of the Award holder immediately following such event shall, to the extent practicable, be the same as immediately before such event. A commensurate change will be made to (i) the maximum number of shares of Common Stock reserved for issuance or with respect to which Awards may be granted under the Plan, (ii) the maximum number of shares with respect to which Stock Awards and Stock Units may be granted under the Plan. The Plan Administrator will make the adjustments and determinations under this Section 8(a), and its determination will be final, binding and conclusive.

     (b) Change-in-Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, the Stock Units shall be settled at the time of the Change in Control, or as soon as practicable thereafter, but in no event later than the calendar year in which the Change in Control occurs.
9. Amendment, Modification and Termination of the Plan
     The Board may amend, modify, or terminate this Plan at any time and from time to time subject to such stockholder approval as may be required by the Company’s charter or bylaws, applicable law, or the rules and regulations of any exchange or trading market on which the Company’s securities are then traded. No amendment, modification, or termination of the Plan shall adversely affect the rights of a holder of an Award without the written consent of the holder.
10. Claims Procedure
     (a) Named Fiduciary. The Board shall be the named fiduciary for purposes of this claims procedure.
     (b) Initial Claims. In the event that a dispute arises over any payment or Award under this Plan and the payment or Award is not paid or delivered to the Non-Employee Director (or to the Non-Employee Director’s estate in the case of the Non-Employee Director’s death), the claimant of such payment or Award must file a written claim with the Plan Administrator within 60 days from the date payment or delivery is refused. The Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, shall provide, in writing and within 90 days of receipt of such claim, the specific reasons for such denial and reference to the provisions of this Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the steps to be taken by the claimant if a further review of the claim denial is desired.
     (c) Appeals. If the claimant desires a second review, he or she shall notify the Plan Administrator in writing within 60 days of the first claim denial. The claimant may review the Plan or any documents relating thereto and submit any written issues and comments he or she may feel appropriate. In its discretion, the Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan upon which the decision is based.
11. Compliance with Laws and Regulations
     The Plan, the grant of Awards, and the obligation of the Company to issue and deliver shares of Common Stock upon the grant of Stock Awards or settlement of Stock Units shall be subject to all applicable foreign, federal and state laws, rules, and regulations and to such approvals by such governmental or regulatory agency or national securities exchange as may be required. The Company shall not be required to issue any shares of Common Stock upon the grant of Stock Awards or settlement of Stock Units if the issuance of such shares shall constitute a violation by the Non-Employee Director or the Company of any provisions of any law or regulation of any governmental authority or national securities exchange. Each Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that (a) the listing, registration or qualification of the shares subject thereto on any securities exchange or trading market or under any state or federal law of the United States or of any other country or governmental subdivision thereof, (b) the consent or approval of any governmental regulatory body, or (c) the making of investment or other representations are necessary or desirable in connection with the issue or purchase of shares subject thereto, no shares of Common Stock may be issued upon grant, settlement, or exercise of any Award unless such listing, registration, qualification, consent, approval or representation shall have been effected or obtained, free of any conditions not acceptable to the Plan Administrator. Any determination in this connection by the Plan Administrator shall be final, binding, and conclusive.

12. Miscellaneous
     (a) Non-Guarantee of Service. Nothing in the Plan or in any agreement evidencing an Award, nor any action taken pursuant to the Plan, shall confer any right on a Director to continue in the service of the Company as a Director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, or as limiting, interfering with or otherwise affecting the provisions of the Company’s charter, bylaws or the Delaware General Corporation Law relating to the removal of Directors.
     (b) Unfunded Status of Plan. The Plan, with respect to Stock Units credited to Accounts of Directors, is intended to constitute and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan for a select group of management under the Employee Retirement Income Security Act of 1974, as amended. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Director or any other person. To the extent that any Non-Employee Director or other person acquires a right to receive payments from the Company pursuant to the Plan or any Award made under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
     (c) Governing Law. The validity, construction and effect of the Plan, of Award agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Plan Administrator relating to the Plan or such Award agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles.
     (e) Effective Date and Expiration Date. The Plan is effective as of May 2, 2007 and shall continue in effect until further amended or terminated by the Board. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.
     (f) 409A Savings Clause. It is intended that the Plan comply with Section 409A of the Code. The Plan shall be administered, interpreted and construed in a manner consistent with such Code Section. Should any provision of this Plan be found not to comply with the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Plan Administrator and without requiring consent of any Award holder, in such manner as the Plan Administrator determines to be necessary or appropriate to comply with Section 409A of the Code.
     This Plan is hereby executed, by its duly authorized officer, this 2nd day of May, 2007.

HUMAN GENOME SCIENCES, INC.,
A DELAWARE CORPORATION

By:	/s/ James H. Davis, Ph.D., J.D.

James H. Davis, Ph.D., J.D.
Executive Vice President and General Counsel